Exhibit 5.1
April 13, 2010
Atlas Pipeline Partners, L.P.
Westpointe Corporate Center One
1550 Coraopolis Heights Road
Moon Township, PA 15108
Ladies and Gentlemen:
     We have acted as counsel to Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Atlas”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 3,000,000 common units representing limited partner interests of Atlas (the “Common Units”) issuable in connection with the 2010 Long-Term Incentive Plan of Atlas Pipeline Partners, L.P. (the “Plan”). In connection therewith, you have requested our opinion as to certain matters referred to below.
     In our capacity as such counsel, we have familiarized ourselves with the actions taken by Atlas in connection with the registration of the Common Units. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.
     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have further assumed that at the time awards are made pursuant to the Plan, holders of Common Units representing a majority of outstanding Common Units will have approved the Plan by means of a vote taken at a special meeting of unitholders of Atlas or a consent solicitation.
     Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when such Common Units have been issued and delivered in accordance with the Registration Statement and the Plan, such Common

Units will be duly authorized and validly issued and such Common Units will be fully paid and non-assessable.
     This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.
     We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Ledgewood
LEDGEWOOD
a professional corporation